Exhibit 5.1

September 30, 2008

Board of Directors
Bioanalytical Systems, Inc.
2701 Kent Avenue
West Lafayette, IN 47906-1382

Ladies and Gentlemen:

We have acted as counsel to Bioanalytical Systems, Inc., an Indiana corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission") for the purposes of registering under the Securities Act of 1933, as amended (the "Securities Act"), 958,000 shares of the Company's authorized but unissued common stock, no par value (the "Shares") issuable upon exercise of options which may be granted under the Non-Qualified Stock Option Agreement with Richard M. Shepperd, the Non-Qualified Stock Option Agreement and Employee Incentive Stock Option Agreement with Michael R. Cox, the Non-Qualified Stock Option Agreement and Employee Incentive Stock Option Agreement with Edward M. Chait, the Non-Qualified Stock Option Agreement with Andrew N. Brown, the Non-Qualified Stock Option Agreement with Sue Faulconbridge, the Non-Qualified Stock Option Agreement with Bryan Green, the Non-Qualified Stock Option Agreement with Mark Wareing, the Non-Qualified Stock Option Agreement with Simon Hemmings and the Bioanalytical Systems, Inc. 2008 Stock Option Plan, as amended, each as described by the Registration Statement (collectively, the "Plans").

In connection therewith, we have investigated those questions of law as we have deemed necessary or appropriate for purposes of this opinion. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for purposes of this opinion.

In rendering this opinion letter, we also have examined such certificates of public officials, organizational documents and records and other certificates and instruments as we have deemed necessary for the purposes of the opinions herein expressed and, with your permission, have relied upon and assumed the accuracy of such certificates, documents, records and instruments.

We have also relied, without investigation as to the accuracy thereof, on other certificates of and oral and written communication from public officials and officers of the Company. We have made such examination of the laws of the State of Indiana as we deemed relevant for purposes of this opinion, but we have not made a review of, and express no opinion concerning, the laws of any jurisdiction other than the State of Indiana.

For purposes of this opinion, we have assumed (i) the genuineness of all signatures of all parties other than the Company; (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies; (iii) that the approvals of the Plans by the Board of Directors and shareholders of the Company will not be amended, altered or superseded prior to the issuance of the Shares; and (iv) that no changes will occur in the applicable law or the pertinent facts prior to the issuance of the Shares.

 Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Shares are validly authorized and, when (a) the pertinent provisions of the Securities Act and all relevant state securities laws have been complied with and (b) the Shares have been delivered against payment therefor as contemplated by the Plans, the Shares will be legally issued, fully paid and non-assessable.

Bioanalytical Systems, Inc.
September 30, 2008

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ Ice Miller LLP